UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 17, 2015

Sprouts Farmers Market, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36029	32-0331600
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5455 E. High Street, Suite 111

Phoenix, Arizona 85054

(Address of principal executive offices and zip code)

(480) 814-8016

(Registrant’s telephone number, including area code)

11811 N. Tatum Boulevard, Suite 2400

Phoenix, Arizona 85028

(Former name, former address and former fiscal year, if applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 17, 2015, Sprouts Farmers Market, Inc. and its subsidiary, Sprouts Farmers Markets Holdings, LLC (“Borrower” and, together with Sprouts Farmers Market, Inc., the “Company”) entered into a credit agreement (the “Credit Agreement”) with the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., BMO Harris Bank, N.A. and BBVA Compass Bank, as co-syndication agents, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as documentation agent. The Credit Agreement provides for a revolving credit facility with an initial aggregate commitment of $450 million, which may be increased from time to time pursuant to an expansion feature set forth in the Credit Agreement. Concurrently with the closing of the Credit Agreement, the Company borrowed approximately $260 million under the Credit Agreement to repay in full all principal amounts outstanding under, and to terminate all commitments under, its existing senior secured credit facility, dated April 23, 2013 (the “Former Credit Facility”) and to pay transaction costs related to the refinancing. The remaining proceeds of loans made under the Credit Agreement will be used for general corporate purposes. The Credit Agreement also provides for a letter of credit subfacility and a swingline facility.

The Credit Agreement is scheduled to mature, and the commitments thereunder will terminate, on April 17, 2020, subject to extensions as set forth in the Credit Agreement.

Loans under the Credit Agreement will initially bear interest, at the Borrower’s option, either at adjusted LIBOR plus 1.75% per annum, or base rate plus 0.75% per annum. The interest rate margins are subject to adjustment pursuant to a pricing grid based on the Company’s total gross leverage ratio, as set forth in the Credit Agreement. Under the Former Credit Facility, the interest rate was, at the Borrower’s option, either adjusted LIBOR (with a floor of 1%) plus 3.00% per annum or base rate plus 2.00% per annum.

The Borrower may prepay loans and permanently reduce commitments under the Credit Agreement at any time in agreed-upon minimum principal amounts, without premium or penalty (except LIBOR breakage costs, if applicable).

Subject to certain exceptions, obligations under the Credit Agreement are guaranteed by the Company and all of its current and future wholly owned material domestic subsidiaries, and are secured by a first–priority security interest in substantially all of the assets and property of the Company and its subsidiary guarantors, including, without limitation, a pledge by Sprouts Farmers Market, Inc. of its equity interest in the Borrower.

The Credit Agreement contains representations, affirmative covenants and negative covenants that we believe are usual and customary for a credit facility of this type, subject to customary and other agreed-upon exceptions.

In addition, the Credit Agreement requires that the Borrower and its restricted subsidiaries maintain a maximum total net leverage ratio not to exceed 3.00 to 1.00 and a minimum interest coverage ratio not to be less than 1.75 to 1.00. Each of these covenants is tested on the last day of each fiscal quarter, starting with the fiscal quarter ending June 28, 2015.

The Credit Agreement also contains customary events of default that we believe are usual and customary for a credit facility of this type. If an event of default occurs, the administrative agent and lenders are entitled to take various actions, including the acceleration of amounts due under the Credit Agreement, termination of commitments thereunder and all other actions permitted to be taken by a secured creditor.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference. The foregoing description of the credit agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the credit agreement.

The press release announcing the refinancing of the Former Credit Facility and the execution of the Credit Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is hereby incorporated into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Credit Agreement, dated as of April 17, 2015, among Sprouts Farmers Market, Inc., Sprouts Farmers Markets Holdings, LLC, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., BMO Harris Bank, N.A. and BBVA Compass Bank, as co-syndication agents, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as documentation agent

99.1	Press release of Sprouts Farmers Market, Inc., dated April 17, 2015, entitled “Sprouts Farmers Market Completes New Credit Facility”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPROUTS FARMERS MARKET, INC.

Date: April 17, 2015	By:	/s/ Brandon F. Lombardi
	Name:	Brandon F. Lombardi
	Title:	Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement, dated as of April 17, 2015, among Sprouts Farmers Market, Inc., Sprouts Farmers Markets Holdings, LLC, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., BMO Harris Bank, N.A. and BBVA Compass Bank, as co-syndication agents, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as documentation agent

99.1	Press release of Sprouts Farmers Market, Inc., dated April 17, 2015, entitled “Sprouts Farmers Market Completes New Credit Facility”